Exhibit (b)(1)
June 19, 2007
Telemar Participações S.A.
Praia de Botafogo 300 11° andar / sala1101
22250-040 Rio de Janeiro, RJ
Brazil

Attention:	Fábio Schvartsman Chief Executive Officer
Telemar Participações S.A.
Senior Secured Bridge Facility
Commitment Letter
Ladies and Gentlemen:
     You have advised Bank A (“Bank A”), Bank B (“Bank B”), Bank C (“Bank C”), Bank D (“Bank D”), Bank E (“Bank E”), Bank F (“Bank F”), Bank G (“Bank G, together with Bank A, Bank B, Bank C and Bank E, the “Joint Lead Arrangers” and the “Joint Bookrunners”) and Bank H (“Bank H”, together with Bank A, Bank B, Bank F and Bank D, the “Initial Lenders” and together with the Joint Lead Arrangers and Joint Bookrunners, each of them individually and/or jointly with any of their respective subsidiaries and/or affiliates, as may be appropriate to serve in the roles, and to consummate the transactions, contemplated herein, being referred to collectively as “we” or “us”) that Telemar Participações, S.A., a corporation organized under the laws of the Federative Republic of Brazil (“TmarPart” or the “Borrower”), intends (i) to offer to purchase, pursuant to a public tender offer in accordance with the terms and conditions of the Edital to be issued on June 20, 2007 in the form received by the Joint Lead Arrangers on June 19,2007 and the Offer to Purchase to be issued on June 20, 2007 in the form received by the Joint Lead Arrangers on June 19, 2007 (the “Tender Offer”), all of the publicly-traded “class A” preferred shares of Tele Norte Leste Participações S.A. (“TNE”) and all of the publicly-traded preferred shares of Telemar Norte Leste S.A. (“TMAR”), in each case, not currently owned by TmarPart and (ii) to refinance two series of outstanding debentures of TmarPart due 2010 and 2012, to the extent the borrowings under the Facility could cause a breach of the financial ratios set forth in the respective deeds of such debentures (the “Refinancing”, together with the Tender Offer, the “Transactions”). You have further advised us that, in connection with the Transactions, the Borrower will obtain a senior secured bridge facility in the aggregate principal amount of up to R$ 11,450,000,000 (or equivalent thereof in US$), of which a portion will be structured as securities in the form of commercial paper denominated in R$, issued in accordance with the rules and regulations of the Comissão de Valores Mobiliários and the Associação Nacional de Bancos de Investimento and a portion of which will be structured as a loan denominated in US$, in accordance with Law 4.131/62 (collectively, the “Facility”) each as more fully described in the attached Term Sheet, in an aggregate principal amount of up to R$ 11,050,000,000 (or equivalent thereof in US$) for the Tender Offer and the aggregate principal amount of up to R$ 400,000,000 (or equivalent thereof in US$) for the Refinancing. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A, including the Annexes thereto and Annex A hereto (the “Term Sheet”).

1. Commitments.
     Subject to the terms and conditions set forth or referred to in this Commitment Letter (including the Term Sheet, this “Commitment Letter”) and the Fee Letter, each of the Initial Lenders hereby, severally but not jointly, agrees to provide 20% of the principal amount of the Facility, such principal amount being in each case, R$2,290,000,000. The R$ commitment of each of the Initial Lenders shall be funded in part in R$ and in part US$, as set forth on Annex A hereto.
     In consideration of the issuance of the OPA Guaranty and the commitments of the Initial Lenders hereunder and of our agreement to the proposed 30-day period from the launch of the Tender Offer to the date of the purchase of the Tendered Shares, you undertake to have all documentation for the Facility finalized not later than 15 days following the launch of the Tender Offer and to have all necessary documentation filed with the Comissão de Valores Mobiliário, not later than such date, in order to obtain its approval for the issuance of commercial paper denominated in R$.
2. Titles and Roles.
     You hereby appoint each of us to act, and each of us agrees to act, as a joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent, with Bank G being the administrative agent, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of us and the Initial Lenders will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree. You and each of the Joint Lead Arrangers understand that it is your and our intention to have each of the Joint Lead Arrangers receive league table credit in connection with the Facility. In this regard, if it is necessary for purposes of obtaining such league table credit to request such treatment by the appropriate entity or entities that record and report such credits, you and each of the Joint Lead Arrangers agree to sign a letter to be sent to request league table credit for each of the Joint Lead Arrangers.
3. Syndication.
     The Joint Lead Arrangers reserve the right to syndicate in a coordinated fashion all or a portion of the commitments of the Initial Lenders with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you, and you agree that such syndication may be commenced at any time after the date of the initial funding under the Facility (the “Closing Date”) and continue for a period of 90 days. In this regard, during such 90 day period, you agree actively to assist us in such syndication (it being understood that any assignment after the Closing Date of any remaining portion of our commitments hereunder shall reduce such commitments hereunder). Such assistance, during such 90 day period, shall include (a) the preparation and completion of a confidential information memorandum (which shall contain Projections (as defined below)) and a customary lender presentation reasonably acceptable to you and us (the confidential information memorandum, together with such lender presentation, being the “Confidential Information Memorandum”) not later than 35 days after the launch date of the Tender Offer, (b) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (c) direct contact between your senior management, representatives and advisors and the proposed Lenders, (d) your providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders, upon their request, all information reasonably deemed necessary by the Joint Lead Arrangers to complete the syndication, including, but not limited to, information

(financial and otherwise) and evaluations prepared by you and your advisors, or on you behalf, relating to the Tender Offer and the Transactions contemplated hereby, including providing financial projections for each of TmarPart, TMAR, TNL PCS S.A.-Oi and TNE on a stand alone basis and TmarPart and its subsidiaries on a consolidated basis, in such cases, for the years 2007 through 2017 or such other period provided in the Tender Offer documents (the “Projections”, including all such other information, the “Information”), (e) using commercially reasonable efforts to obtain from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., prior to the launch of the syndication, a corporate credit rating for TmarPart, (f) the hosting, with the Joint Lead Arrangers, of one or more meetings of prospective Lenders at reasonable times and locations to be mutually agreed and (g) your ensuring that no issues of debt securities or commercial bank or other credit facilities for you and/or your subsidiaries will be announced, offered, placed or arranged, other than specified financings agreed in writing with the Joint Lead Arrangers prior to the execution of this Commitment Letter. You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect TmarPart or its subsidiaries or any of their respective securities for purposes of United States Federal and state, Brazilian and other foreign securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that unless specifically labeled “Private Information”, no document to be disseminated to any Lender in connection with the Facility will contain any Private Information.
     The Joint Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.
4. Information.
     You hereby represent that (a) all Information other than the Projections that has been or will be made available to the Joint Lead Arrangers in connection with the Tender Offer and the transactions contemplated hereby, by or on behalf of you or any of your representatives (or on your or their behalf), when taken as a whole, is or will be, when furnished, and as supplemented from time to time, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives (or on your or their behalf) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such Projections will be achieved). You agree that if at any time prior to the closing of the Facility any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented the Information so that such representations will be correct under those circumstances. In arranging and syndicating the Facility, we are and will be using and relying on the Information without independent verification thereof.

5. Fees.
     As consideration for the commitments of the Initial Lenders hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the Fee Letter. The terms of the Fee Letter are an integral part of the Initial Lenders’ respective commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described therein shall be non-refundable when paid except as otherwise provided therein.
6. Conditions Precedent.
     The commitments of the Initial Lenders hereunder, and our agreements to perform the services described herein, are subject to (a) the execution and delivery of definitive documentation with respect to the Facility consistent with this Commitment Letter and reasonably satisfactory to you, us and our respective counsel, (b) our satisfaction that conditions of the Tender Offer have not changed from the conditions set forth in the draft received by the Joint Lead Arrangers on June 19, 2007 of the Edital and the draft received by the Joint Lead Arrangers on June 19, 2007 of the Offer to Purchase, and our satisfaction that any other terms of the Tender Offer shall not have been amended or modified in any respect materially adverse to the Initial Lenders, without the prior written consent of the Joint Lead Arrangers, (c) the Tender Offer shall have been launched within 45 days of the execution of this Commitment Letter; (d) your compliance in all material respects with the terms of this Commitment Letter, including but not limited to paragraph 3 hereof, and the Fee Letter, (e) the satisfaction in all material respects of the conditions set forth in this Commitment Letter and the Term Sheet and (f) execution and delivery of the Engagement Letter among the Borrower and the Joint Lead Arrangers (the “Engagement Letter”) relating to the financings contemplated to refinance 100% of the Facility (the “Take-out Financings”).
7. Indemnification; Expenses.
     You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by TmarPart or its respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of any Indemnified Person and (b) to reimburse us from time to time, upon presentation of a detailed statement, for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of New York and Brazilian counsel), in each case incurred in connection with the Facility and the preparation and enforcement of this Commitment Letter, the Fee Letter, and the definitive documentation for the Facility and any ancillary agreements and security arrangements in connection therewith (collectively, the “Expenses”) whether the Facility is entered into or not. Notwithstanding any other provision of this Commitment Letter, neither you or any of your affiliates nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facility.
8. Sharing Information; Absence of Fiduciary Relationship.
     Neither we nor any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies or for any other purpose other than the performance of our obligations hereunder and under the definitive documentation for the Facility and any ancillary agreements and security arrangements in connection therewith, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Joint Lead Arranger has advised or is advising you on other matters, (b) the Joint Lead Arrangers, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Joint Lead Arranger, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Joint Lead Arranger is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Joint Lead Arranger has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Joint Lead Arranger for breach of fiduciary duty or alleged breach of fiduciary duty relating to the Transactions and agree that no Joint Lead Arranger shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim relating to the Transactions or to any person asserting a fiduciary duty claim relating to the Transactions on behalf of or in right of you, including your stockholders, employees or creditors.
     You further acknowledge that each Joint Lead Arranger is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Joint Lead Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Joint Lead Arrangers or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9. Assignments, Amendments, Governing Law, Etc.
     This Commitment Letter shall not be assignable by you without the prior written consent of each Joint Lead Arranger is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Initial Lenders and the Joint Lead Arrangers hereunder (including, without limitation, each Initial Lender’s commitment) may be performed, and any and all rights of the Initial Lenders and the Joint Lead Arrangers hereunder may be exercised, by or through any of their respective affiliates or branches.
     This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each of us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that we shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in Section 12 to the contrary, we may, with your consent (not to be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Tender Offer in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Tender Offer. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facility. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10. Jurisdiction.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the New York State courts and the Federal courts of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (other than any action or proceeding in respect of the portion of the Facility denominated in R$), and agrees that all claims in respect of any such action or proceeding (other than any action or proceeding in respect of the portion of the Facility denominated in R$) shall be heard and determined only in such New York State courts or, to the extent permitted by law, in such Federal courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions, to the extent permitted by applicable law, by suit on the judgment or in any other manner provided by law.
     You irrevocably designate and appoint CT Corporation System, with an office at the date hereof at 111 Eight Avenue, 13th Floor, new York, NY 10011 (the “Process Agent”), as your authorized agent upon which process may be served in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby that may be instituted by any of us in any New York State court or Federal court of the United States of America sitting in New York City. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address above shall be effective service of process for any action or proceeding brought in any such court.
     To the extent that you have or hereafter may acquire any immunity from jurisdiction in any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to yourself or your property, you hereby irrevocably waive, to the fullest extent that you may effectively do so, such immunity in respect of your obligations under this Commitment Letter, the Fee Letter and the transactions contemplated hereby or thereby and, without limiting the generality of the foregoing, you agree that the waivers set forth in this paragraph shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act. Your obligations hereunder and under the Fee Letter to make payments in US$ shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than US$, except to the extent that such tender or recovery results in the effective receipt by the intended recipient thereof of the full amount of the US$ expressed to be payable to such recipient under this Commitment Letter or the Fee Letter.
11. Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12. Confidentiality.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Initial Lender or any Joint Lead Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise, as required by applicable law or compulsory legal or administrative process (in which case you agree, to the extent you are legally permitted to do so, to inform us promptly thereof), (c) upon the request or demand of any regulatory authority having jurisdiction over you, (d) to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph, (e) to your affiliates and to your employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis who are informed of the confidential nature of such information, provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering document or circular relating to the Tender Offer, or otherwise to the extent reasonably deemed appropriate by you in effecting and consummating the Transactions..
     We will treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, in which case we agree to inform you promptly thereof to the extent we are permitted to do so, (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d)

to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis who are informed of the confidential nature of such information, (e) to assignees or participants or potential assignees or participants who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9, or (g) for purposes of establishing a “due diligence” defense.
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13. Surviving Provisions.
     The compensation, reimbursement, indemnification, confidentiality, jurisdiction, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein. If definitive financing documentation relating to the Facility shall be executed and delivered, our obligations and commitments hereunder, and your obligations under this Commitment Letter in respect of the Facility, other than your obligations relating to confidentiality and to the syndication of the Facility, shall automatically terminate and be superseded by the provisions contained in such documentation upon the execution and delivery thereof.
14. PATRIOT Act Notification.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), or similar applicable law, each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the PATRIOT Act or such similar applicable law. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.
15. Taxes; Payments .
     All payments under this Commitment Letter (including without limitation, the Fee Letter) shall, except as otherwise provided herein or agreed by a Lender, be made in US$ in New York, New York and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (other than income taxes and franchise or other taxes imposed in lieu of income taxes or measured by net income and imposed by its jurisdiction of organization or any jurisdiction in which it conducts business), and all liabilities with respect thereto (“Indemnified Taxes”). The Borrower shall pay any and all such Indemnified Taxes and shall indemnify the Joint Lead Arrangers for and hold it harmless against any such Indemnified Taxes and any liability arising therefrom or with respect thereto.
     To the fullest extent permitted by law, the Borrower shall make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Joint Lead Arrangers to receive, such payments.
16. Acceptance and Termination.
     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof, not later than 6:30 p.m., New York City time, on June 19, 2007. Each of our commitments hereunder, and each of our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on August 10, 2007, then this Commitment Letter and each of our commitments hereunder, and each of our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.
     We are pleased to have been given the opportunity to assist you in connection with the transactions described herein.

Very truly yours,

[Signature Pages Redacted]

ANNEX A
COMMITMENTS OF THE INITIAL LENDERS

	AMOUNT OF R$	AMOUNT OF R$
	COMMITMENT	COMMITMENT
INITIAL LENDERS	FUNDED IN R$	FUNDED IN US$
BANK A	R$1,500,000,000	R$790,000,000
BANK B	R$1,500,000,000	R$790,000,000
BANK D	R$800,000,000	R$1,490,000,000
BANK F	R$0	R$2,290,000,000
BANK H	R$1,000,000,000	R$1,290,000,000